Exhibit 99.1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 17, 2016

FIVE STAR QUALITY CARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-16817	04-3516029
(Commission File Number)	(IRS Employer Identification No.)

400 Centre Street, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

617-796-8387

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report on Form 8-K, the terms “we,” “us,” and “our” refer to Five Star Quality Care, Inc.

Item 8.01.  Other Events.

Lender Consent and Waiver

On October 17, 2016, ABP Acquisition LLC, ABP Trust, Barry M. Portnoy and Adam D. Portnoy, or, collectively, ABP, requested the consent and waiver of the required lenders, or the Lender Consent, under our secured revolving credit facility of any default or event of default under the agreement governing such credit facility resulting from the acquisition by ABP of more than 35% of the combined voting power of all of our voting interests.  In connection with this request, on October 21, 2016, we entered into a letter agreement with ABP pursuant to which ABP confirmed their agreement to reimburse us for all of our out-of-pocket fees and expenses reasonably incurred in connection with such request and acknowledged that the Lender Consent does not vary any terms or conditions of the Consent, Standstill, Registration Rights and Lock-Up Agreement, dated as of October 2, 2016, among us and ABP. On October 21, 2016, the required lenders under our secured revolving credit facility granted the Lender Consent. A copy of the letter agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Stockholder Correspondence

On October 13, 2016, William F. Thomas and Robert D. Thomas, or, together, William and Robert Thomas, announced their intention to commence, through an affiliated entity, a tender offer to purchase up to 10,000,000 shares of our common stock, par value $.01 per share, or Shares, at a price of $3.45 per Share in cash, or the Thomas Tender Offer.  By a letter to us dated October 17, 2016, William F. Thomas requested that we waive certain restrictions in our bylaws and charter in connection with the proposed Thomas Tender Offer. Copies of that letter and our response, dated October 27, 2016, to that letter are attached as Exhibit 99.2 and Exhibit 99.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

In his letter to us of October 17, 2016, William F. Thomas advised us that he was making a similar request to Senior Housing Properties Trust, or SNH. On October 27, 2016, SNH provided us with a copy of its response to the letter dated October 17, 2016 from William F. Thomas to SNH. Copies of that letter and SNH’s response, dated October 27, 2016, to that letter are attached as Exhibit 99.4 and Exhibit 99.5, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Information Regarding Certain Relationships and Related Person Transactions

ABP Acquisition LLC is a wholly owned subsidiary of ABP Trust.  ABP Trust is the controlling stockholder of The RMR Group Inc., or RMR Inc.  The RMR Group LLC, or RMR LLC, which provides business management services to us, is a majority owned subsidiary of RMR Inc.  ABP Trust controls 91.4% of the voting power of the outstanding shares of RMR Inc. and owns, directly and indirectly, an approximate 51.8% economic interest in RMR LLC.  ABP Trust is owned by Barry M. Portnoy and Adam D. Portnoy.  Barry M. Portnoy is and has been one of our Managing Directors since 2001.  He is a managing director and executive officer of RMR Inc. and chairman of RMR LLC.  Adam D. Portnoy, the son of Barry M. Portnoy, is a managing director, president and chief executive officer of RMR Inc. and the president and chief executive officer of RMR LLC.

RMR LLC also provides management services to SNH.  We are SNH’s largest tenant and we manage certain senior living communities for SNH.  SNH is our largest landlord and currently our largest stockholder, owning 4,235,000 Shares, or approximately 8.6% of the outstanding Shares.  SNH owns 2,637,408 shares of Class A common stock of RMR Inc., which represent less than 1% of the combined voting power of RMR Inc.’s common stock.  Barry M. Portnoy is and has been a managing trustee of SNH since 1999 and serves as a director, managing director, trustee or managing trustee of the other companies to which RMR LLC or its affiliates provide management services.  Adam D. Portnoy is and has been a managing trustee of SNH since 2007 and serves as a director, managing director, trustee or managing trustee of a majority of the other companies to which RMR LLC or its affiliates provide management services.  RMR LLC employs certain of our and SNH’s executive officers, and we lease our headquarters from a subsidiary of ABP Trust.  In addition, officers of RMR LLC and RMR Inc. serve as our officers and officers of other companies to which RMR LLC or its affiliates provide management services. Two of our Independent Directors also serve as independent directors or independent trustees of other public companies to which RMR LLC provides management services.

For further information about these and other such relationships and related person transactions, please see our Annual Report on Form 10-K for the year ended December 31, 2015, or our Annual Report, our definitive Proxy Statement for our

2016 Annual Meeting of Stockholders, or our Proxy Statement, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, or our Quarterly Report, our Current Reports on Form 8-K dated June 29, 2016 and October 2, 2016, our Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission, or the SEC, on October 6, 2016, or the 14D-9, and our other filings with the SEC, including Note 15 to our Consolidated Financial Statements included in our Annual Report, the sections captioned “Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Person Transactions” and “Warning Concerning Forward Looking Statements” of our Annual Report, the section captioned “Related Person Transactions” and the information regarding our Directors and executive officers in our Proxy Statement, Note 10 to our Condensed Consolidated Financial Statements included in our Quarterly Report and the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Person Transactions” and “Warning Concerning Forward Looking Statements” of our Quarterly Report and “Item 3. Past Contacts, Negotiations and Agreements” of the 14D-9.  In addition, please see the section captioned “Risk Factors” of our Annual Report and of our Quarterly Report for a description of risks that may arise as a result of these and other such relationships and related person transactions.  Our filings with the SEC and copies of certain of our agreements with these related parties are publicly available as exhibits to our public filings with the SEC and accessible at the SEC’s website, www.sec.gov.

IMPORTANT NOTICE

This Current Report on Form 8-K does not constitute an offer to sell or purchase, or the solicitation of tenders with respect to the Shares.

As noted above, we have filed the 14D-9 with respect to the tender offer by ABP Acquisition LLC to purchase up to 10,000,000 Shares at a price of $3.00 per Share in cash. Our stockholders should read that document before making a decision regarding tendering their Shares as it contains important information they may want to consider. A copy of the 14D-9 is available at the SEC’s website (www.sec.gov).

William and Robert Thomas have not yet commenced the proposed Thomas Tender Offer.  If William and Robert Thomas commence a tender offer for Shares by filing with the SEC a tender offer statement on Schedule TO as required by applicable SEC rules, we will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC.  Our stockholders are encouraged to read any tender offer statement of William and Robert Thomas and any related solicitation/recommendation statement on Schedule 14D-9 by us if and when they may become available because, if the proposed Thomas Tender Offer is commenced, such documents will contain important information about the proposed Thomas Tender Offer. If William and Robert Thomas commence the proposed Thomas Tender Offer, our stockholders will be able to obtain the related tender offer statement on Schedule TO and solicitation/recommendation statement on Schedule 14D-9, and other documents filed in connection therewith, at no charge, when they become available at the SEC’s website (www.sec.gov) or by requesting them from us.  Our stockholders are urged to read any such materials, if and when they become available, carefully before making any decision with respect to the proposed Thomas Tender Offer, if commenced.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS CURRENT REPORT ON FORM 8-K CONTAINS STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS.  ALSO, WHENEVER WE USE WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE”, “WILL”, “MAY” AND NEGATIVES AND DERIVATIVES OF THESE OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR.  ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.  FOR EXAMPLE: ALTHOUGH WILLIAM AND ROBERT THOMAS HAVE ANNOUNCED THEIR INTENTION TO COMMENCE  A TENDER OFFER FOR 10,000,000 SHARES AT $3.45 PER SHARE, WE CANNOT BE SURE THAT THE PROPOSED THOMAS TENDER OFFER WILL BE COMMENCED OR WHAT THE TIMING OR TERMS OF THE PROPOSED THOMAS TENDER OFFER WOULD BE.

THE INFORMATION CONTAINED IN OUR FILINGS WITH THE SEC, INCLUDING UNDER “RISK FACTORS” IN OUR PERIODIC REPORTS, OR INCORPORATED THEREIN, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS.  OUR FILINGS WITH THE SEC ARE AVAILABLE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

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YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

EXCEPT AS REQUIRED BY LAW, WE DO NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

99.1                        Letter Agreement dated October 21, 2016 among Five Star Quality Care, Inc. and ABP Acquisition LLC, ABP Trust, Barry M. Portnoy and Adam D. Portnoy.

99.2                        Letter dated October 17, 2016 from William F. Thomas to Five Star Quality Care, Inc.

99.3                        Letter dated October 27, 2016 from Five Star Quality Care, Inc. to William F. Thomas.

99.4                        Letter dated October 17, 2016 from William F. Thomas to Senior Housing Properties Trust.

99.5                        Letter dated October 27, 2016 from Senior Housing Properties Trust to William F. Thomas.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE STAR QUALITY CARE, INC.

By:	/s/ Richard A. Doyle
Name:	Richard A. Doyle
Title:	Chief Financial Officer and Treasurer

Dated:  October 27, 2016

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Exhibit 99.1

October 21, 2016

ABP Trust, et. al

Two Newton Place

255 Washington Street

Newton, MA  02458

RE:         Consent, Standstill, Registration Rights and Lock-Up Agreement dated October 2, 2016

Ladies and Gentlemen:

Pursuant to the Consent, Standstill, Registration Rights and Lock-Up Agreement dated October 2, 2016 (the Consent Agreement) by and among Five Star Quality Care, Inc. (FVE), and ABP Trust, ABP Acquisition LLC, Barry M. Portnoy and Adam D. Portnoy (collectively, ABP), ABP is required, at its own expense, to obtain the consent and waiver of the required lenders under FVE’s credit agreement with Citibank, N.A. as Administrative Agent (Agent) prior to such time as ABP acquires (or publicly announces an increase in its tender offer to acquire, whichever is earlier) more than 35% of the combined voting power of all Voting Interests (as defined in such credit agreement) of FVE (the Lender Consent).

We understand that ABP initiated discussions with Agent regarding the Lender Consent, and as a result of those discussions, submitted a draft form of the Lender Consent (the Waiver and Consent Letter) to Agent, which request was made on its own behalf and for the benefit of FVE.  We also understand that the Agent has indicated its willingness to grant the Lender Consent on the terms of the Waiver and Consent Letter, provided that the Waiver and Consent Letter be executed by FVE, as opposed to ABP, and that the Waiver and Consent Letter include an agreement by FVE to reimburse Agent for all costs and expenses (including reasonable attorneys’ fees) incurred by Agent in connection with its review and execution of the Waiver and Consent Letter.

As an accommodation to ABP, FVE is willing to deliver the Waiver and Consent Letter on the terms requested by Agent, provided that ABP acknowledges and agrees that the Waiver and Consent Letter does not, and is not intended to, vary any of the terms or conditions of the Consent Agreement, including the maximum number of FVE common shares permitted to be acquired by ABP pursuant to the waivers described in the Consent Agreement, and provided further that ABP agrees to reimburse FVE for all out-of-pocket fees and expenses (including attorneys’ fees) reasonably incurred and paid by FVE in connection with the Lender Consent and the Waiver and Consent Letter, including any costs and expenses of Agent.

Please confirm your agreement to the foregoing by signing below where indicated and returning a copy of this letter so signed to me.

Very truly yours,

/s/ Bruce J. Mackey, Jr.

Bruce J. Mackey, Jr., President

ABP Trust, et. al

October 21, 2016

Acknowledged and agreed:

ABP TRUST

/s/ Adam D. Portnoy
By:	Adam D. Portnoy
Its:	President

ABP ACQUISITION LLC

/s/ Adam D. Portnoy
By:	Adam D. Portnoy
Its:	President

Barry M. Portnoy

/s/ Barry M. Portnoy

Adam D. Portnoy

/s/ Adam D. Portnoy

Exhibit 99.2

WILLIAM F. THOMAS

1516 South Boston Avenue, Suite 301
Tulsa, Oklahoma 74119

October 17, 2016

Five Star Quality Care, Inc.

400 Centre Street

Newton, Massachusetts 02458

Attn: Independent Directors

Dear Mmes. Fraiche and Gilmore and Mr. Gans,

William F. Thomas, together with Robert D. Thomas, Gemini Properties and certain other affiliated entities (collectively, the “Acquisition Group” or “we”), may be deemed to beneficially own an aggregate of 3,364,737 shares of Common Stock of Five Star Quality Care, Inc. (the “Company”), representing approximately 6.8% of the outstanding shares.

We have closely monitored the recent events at the Company relating to the $3.00 per share tender offer launched by ABP Acquisition LLC, a wholly owned subsidiary of ABP Trust, an entity owned by Barry M. Portnoy and Adam D. Portnoy (together, the “Portnoy Tender Offer”) for up to 10,000,000 shares of the Company’s common stock. We are encouraged by the precedent set by the Company’s independent Board members in waiving certain ownership restrictions and granting certain approvals in order to clear the way for the Portnoy Tender Offer. On October 13, 2016, we announced our intention to conduct a tender offer, through an affiliated entity, to acquire up to 10,000,000 shares of FVE’s common stock at a price of $3.45 per share in cash (the “Tender Offer”).

In preparation for the Tender Offer, we have reviewed the Company’s restrictions on transfers pursuant to the following items:

•                  Article VI of the Articles of Amendment and Restatement (the “Charter”), which prohibits stockholders from acquiring 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding Common Stock of the Company (the “Charter Restriction”) and requires the consent of the Board of Directors of the Company (the “Board”) and the Board of Trustees of Senior Housing Properties Trust (“SNH”);

•                  Article IX of the Amended and Restated Bylaws (the “Bylaws”), which prohibits stockholders from becoming a 5% stockholder pursuant to Treasury Regulation Section 1.382-2T(g) (the “Bylaw Restriction”); and

•                  Sections 3-601, 3-602, 3-603, 3-604 and 3-605 (the “Business Combination Statutes”) under the Maryland General Corporation Law (“MGCL”), which apply to any “Interested stockholder” as defined in Section 3-601(j) of the MGCL.

In light of the Company’s various restrictions on transfers, and the Company’s recent waiver of certain ownership restrictions and grant of certain approvals to clear the way for the Portnoy Tender Offer, we are hereby requesting that the independent Board members similarly: (i) waive the Charter Restriction, pursuant to which the Company would grant to the Acquisition Group (including any affiliated acquisition entity or person) an exception to the Ownership Limit (as defined in the Charter) and deem the Acquisition Group (including any affiliated acquisition entity or person) to be an Excepted Holder (as defined in the Charter), pursuant to Section 6.2.7 of the Charter; (ii) waive the Bylaw Restriction, pursuant to which the Company would grant the Acquisition Group (including any affiliated acquisition entity or person) an exception to a Transfer of Corporation Securities for any 5-percent Stockholder (as defined in the Bylaws), pursuant to Section 9.3(b) of the Bylaws; and (iii) as applicable, for purposes of the Business Combination Statutes under the MGCL, approve the acquisition by the Acquisition Group (including any affiliated acquisition entity or person), in aggregate, up to 10,000,000 shares of Common Stock.

The Acquisition Group’s interests are truly aligned with the interests of all shareholders in providing fair value for any shareholders who may be seeking liquidity for their investment, on the one hand, while continuing to seek to take steps to improve the Company’s corporate governance and strategic direction to drive shareholder value creation for long-term holders, on the other hand. We expect the Company’s independent directors and SNH to work with us in good faith to take whatever steps may be necessary for the Acquisition Group to be granted similar exceptions and approvals that may be required for us to complete our offer. With respect to the Charter Restriction requiring SNH to have consented in writing to the exception, we have also requested from SNH for such consent in writing.

Nothing in this letter shall be interpreted to preclude the Acquisition Group from making further requests for exemptions under the Charter, Bylaws or MGCL and to the extent any future covenants are provided to the Company in respect to such exemption request, such covenants shall be in the form of an amended and restated exemption request letter, which if approved by the Company, shall supersede in full those provided in this letter.

We are available to answer any reasonable and appropriate requests for additional information the Board and its advisors may have in order to assist in making their determination on the exemption requested herein. As time is of the essence in this matter, we request that you respond to us promptly, and, in any event, no later than 12pm EST on October 21, 2016. We reserve all rights under applicable law.

Sincerely,

/s/ William F. Thomas

William F. Thomas

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Exhibit 99.3

October 27, 2016

Mr. William F. Thomas

1516 South Boston Avenue, Suite 301

Tulsa, Oklahoma 74119

Dear Mr. Thomas:

Your letter of October 17 requesting waivers of the restrictions in Five Star’s Bylaws and Charter has been considered by the Board of Five Star, including separate consideration by the Five Star Independent Directors, and I have been asked to send you this response.

The 5% limitation on ownership of Five Star shares included in Five Star’s Bylaws is intended to protect the value of certain tax attributes, including significant tax credit and loss carryforwards.  As you know, Five Star has previously granted a conditional waiver of this restriction to ABP Acquisition LLC and certain related parties (ABP).  Without jeopardizing those tax attributes, Five Star cannot grant an additional waiver for the amount of shares you have requested, at the earliest, until ABP’s right to acquire up to 18 million Five Star shares expires on March 31, 2017.

An equally important issue is raised by your request for waiver of the Charter restriction on ownership above 9.8%.  Five Star was formerly a 100% owned subsidiary of Senior Housing Properties Trust, or SNH.  Since the time of its spin off from SNH in 2001, Five Star’s Charter has restricted ownership of its shares to 9.8% without SNH’s approval.  Moreover, Five Star currently operates 246 senior living communities (approximately 28,444 residence units) under long term leases and management agreements with SNH.  SNH has retained the right to terminate these contracts in the event any individual or group acquires more than 9.8% of Five Star shares without SNH’s prior approval.  Five Star’s ability to preserve its relationship and the benefit of its contracts with SNH is critical to its evaluation of your request.

Mr. William F. Thomas

If you remain interested in increasing your ownership of Five Star shares after the waiver of the Bylaw restriction granted to ABP has expired, the Independent Directors will consider the waivers and approvals you have requested under its Bylaws and Charter and under the applicable provisions of the Maryland Business Combination Statutes at that time.  Please note that any such waivers and approvals, if granted, will be conditioned upon your obtaining SNH’s approval of the Charter restriction waiver, among other matters.  The Independent Directors also ask that any further requests you make state which of the several covenants and restrictions that they required of ABP in the consent agreement you and your group are willing to accept, particularly whether you are prepared to agree to the 10 year lock up and standstill provisions.

Very truly yours,

/s/ Katherine E. Potter

Katherine E. Potter
Senior Vice President, General Counsel and Assistant Secretary

Exhibit 99.4

WILLIAM F. THOMAS

1516 South Boston Avenue, Suite 301
Tulsa, Oklahoma 74119

October 17, 2016

Senior Housing Properties Trust

Two Newton Place, 255 Washington Street, Suite 300

Newton, Massachusetts 02458-1634

Attn: Senior Housing Properties Trust Board of Trustees

Dear Messrs. Harrington, Portnoy, Portnoy and Somers and Ms. Jones:

William F. Thomas, together with Robert D. Thomas, Gemini Properties and certain other affiliated entities (collectively, the “Acquisition Group” or “we”), may be deemed to beneficially own an aggregate of 3,364,737 shares of Common Stock of Five Star Quality Care, Inc. (the “Company”), representing approximately 6.8% of the outstanding shares.

We have closely monitored the recent events at the Company relating to the $3.00 per share tender offer launched by ABP Acquisition LLC, a wholly owned subsidiary of ABP Trust, an entity owned by Barry M. Portnoy and Adam D. Portnoy (together, the “Portnoy Tender Offer”), for up to 10,000,000 shares of the Company’s common stock. We are encouraged by the precedent set by the Board of Trustees of Senior Housing Properties Trust (“SNH”) and the Company’s independent Board members in waiving certain ownership restrictions and granting certain approvals in order to clear the way for the Portnoy Tender Offer. On October 13, 2016, we announced our intention to conduct a tender offer, through an affiliated entity, to acquire up to 10,000,000 shares of FVE’s common stock at a price of $3.45 per share in cash (the “Tender Offer”).

In preparation for the Tender Offer, we have reviewed the Company’s restrictions on transfer pursuant to Article VI of the Articles of Amendment and Restatement (the “Charter”), which prohibits stockholders from acquiring 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding Common Stock of the Company (the “Charter Restriction”) and requires the consent of the Board of Directors of the Company (the “Board”) and SNH.

In light of the Company’s Charter Restriction, and the Company’s and SNH’s recent waiver of certain ownership restrictions and grant of certain approvals to clear the way for the Portnoy Tender Offer, we are hereby requesting that SNH similarly consent to any Company waiver of the Charter Restriction, pursuant to which the Company would grant to the Acquisition Group (including any affiliated acquisition entity or person) an exception to the Ownership Limit (as defined in the Charter) and deem the Acquisition Group (including any affiliated acquisition entity or person) to be an Excepted Holder (as defined in the Charter).

As such, in connection with the Tender Offer, we are requesting that SNH grant the following:

•                  the written consent of SNH to the Board’s grant of the exceptions to the Charter Restriction; and

•                  a written waiver of SNH of any default or event of default under any lease, management or other agreement between or among the Company and SNH, or any of their subsidiaries, arising or resulting from the grant of such exceptions or the acquisition by us (including any affiliated acquisition entity or person), in aggregate, of up to 10,000,000 shares of Common Stock, such consent and waiver to be in a form satisfactory to the Board.

The Acquisition Group’s interests are truly aligned with the interests of all shareholders of the Company in providing fair value for any shareholders who may be seeking liquidity for their investment, on the one hand, while continuing to seek to take steps to improve the Company’s corporate governance and strategic direction to drive shareholder value creation for long-term holders, on the other hand. We expect the Company’s independent directors and SNH to work with us in good faith to take whatever steps may be necessary for the Acquisition Group to be granted similar exceptions and approvals that may be required for us to complete our offer.

Nothing in this letter shall be interpreted to preclude the Acquisition Group from making further requests for exemptions under the Charter, the Amended and Restated Bylaws or Maryland General Corporation Law and to the extent any future covenants are provided to the Company or SNH in respect to such exemption request, such covenants shall be in the form of an amended and restated exemption request letter, which if approved by the Company and SNH, shall supersede in full those provided in this letter.

We are available to answer any reasonable and appropriate requests for additional information SNH and its advisors may have in order to assist in making their determination on the exemption requested herein. As time is of the essence in this matter, we request that you respond to us promptly, and, in any event, no later than 12pm EST on October 21, 2016. We reserve all rights under applicable law.

Sincerely,

/s/ William F. Thomas

William F. Thomas

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Exhibit 99.5

October 27, 2016

Mr. William F. Thomas

1516 South Boston Avenue, Suite 301

Tulsa, OK  74119

Dear Mr. Thomas:

Your letter of October 17th (a copy of which is attached) was considered by the Board of Senior Housing Properties Trust, or SNH, including separate consideration by the SNH Independent Trustees.  They have asked that I communicate this response.

It is the Board’s view at this time that the waivers and consents you have requested of SNH in your letter should be acted on only if the Five Star Board of Directors has determined to grant you the waivers and consents required under Five Star’s charter and bylaws and under provisions of Maryland law.  The SNH Board has been informed that Five Star has declined to grant your request for such waivers and consents. Therefore, the SNH Board has determined to take no action with respect to the waivers and consents you have requested from SNH.

Further, you should understand that, even if Five Star were to grant you such waivers and consents, any action by SNH with respect to the waivers and consents you have requested from SNH will require separate consideration by SNH in its sole discretion of, among other things, the impact that the granting of such waivers and consents may have on SNH’s REIT status, on the continuity and stability of SNH’s business relationship with Five Star, and on Five Star’s operations.

October 27, 2016

Page Two

Moreover, SNH may condition its consideration of such waivers and consents on your agreeing to such covenants and conditions as SNH may determine in its sole discretion.

Very truly yours,

/s/ Jennifer B. Clark

Jennifer B. Clark
Secretary

JBC:ccb

Enclosure

cc:  Five Star Quality Care, Inc. Board of Directors